Exhibit 4.1

EXECUTION VERSION

VOCUS, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

FIRST AMENDMENT

TO

RIGHTS AGREEMENT

This First Amendment, dated as of April 6, 2014 (this “Amendment”), to that certain Rights Agreement, dated as of May 13, 2013 (the “Rights Agreement”), is between Vocus, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), and shall be effective immediately prior to the execution and delivery by the Company, Parent and Purchaser of the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) to be entered into by and among the Company, GTCR Valor Companies, Inc., a Delaware corporation (“Parent”) and GTCR Valor Merger Sub, Inc., a Delaware corporation (“Purchaser”); provided, however, that the effectiveness of this Amendment is expressly conditioned on the execution and delivery of the Merger Agreement by the Company, Parent and Purchaser; provided further, however, that if the Merger Agreement terminates or is terminated in accordance with the terms thereof prior to the Effective Time (as defined therein), this Amendment shall immediately and automatically terminate and shall be of no further force and effect.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or Common Stock;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent;

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Amendments.

1.1.	Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“‘Exempt Person’ shall mean each of (i) the Company or any Subsidiary of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit or compensation plan of the Company or of any Subsidiary of the Company, or any Person or entity holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, and (ii) Parent, its shareholders, Purchaser and their respective Affiliates and Associates to the extent that any of them would otherwise become an Acquiring Person solely as the result of (x) the execution, delivery or performance of the Merger Agreement or Tender and Support Agreements, (y) their acquisition or their right to acquire beneficial ownership of the Common Stock and the Series A Stock as a result of Parent’s and Purchaser’s execution of the Merger Agreement or the Tender and Support Agreements and (z) the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or Tender and Support Agreements, including, without limitation, the purchase of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.”

1.2.	Section 1(l) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“‘Expiration Date’ shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Board mandates the exchange of the Rights as provided in Section 24 hereof and (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement).”

1.3.	Section 1(m) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“‘Final Expiration Date’ shall mean the earliest of (i) the Close of Business on May 13, 2016, (ii) the 30th day following the Company’s 2014 Annual Meeting, if the Stockholder Approval is not obtained at such Annual Meeting and (iii) the time immediately prior to the Effective Time (as defined in the Merger Agreement).”

1.4.	Section 1 of the Rights Agreement is hereby amended by adding the following new paragraphs at the end thereof:

“(x) The following additional terms shall have the meanings indicated:

(i) ‘Parent’ shall mean GTCR Valor Companies, Inc., a Delaware corporation.

(ii) ‘Tender and Support Agreement’ shall mean each tender and support agreement in favor of Parent to be executed substantially concurrently with the execution of the Merger Agreement by a stockholder of the Company, including the Stock Purchase, Non-Tender and Support Agreement contemplated by the Merger Agreement.

(iii) ‘Merger’ shall mean the merger of Purchaser with and into the Company pursuant to, and in accordance with, the terms of the Merger Agreement.

(v) ‘Merger Agreement’ shall mean the Agreement and Plan of Merger to be entered into by and among the Company, Parent and Purchaser, as amended from time to time in accordance with the terms thereof.

(vi) ‘Offer’ shall have the meaning ascribed to such term in the Merger Agreement.

(vi) ‘Purchaser’ shall mean GTCR Valor Merger Sub, Inc., a Delaware corporation.”

1.5.	The following is added as a new Section 35 of the Rights Agreement:

“SECTION 35. Exception for Merger Agreement. Notwithstanding anything to the contrary in this Agreement, none of the approval, execution, delivery or performance of the Merger Agreement or Tender and Support Agreements, or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or Tender and Support Agreements, including, without limitation, the purchase of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company, shall (a) result in a Stock Acquisition Date or a Distribution Date or in any way permit any Rights to be exercised pursuant to Section 7 hereof, or otherwise for consideration, or exchanged pursuant to Section 24 hereof or (b) constitute an event described in Section 11(a)(ii)(A), (B) or (C) hereof or clause (x), (y) or (z) of Section 13(a) hereof. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or Tender and Support Agreements, or the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or Tender and Support Agreements, including, without limitation, the purchase of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.”

2. Capitalized Terms. Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Rights Agreement.

3. Effect of Amendment. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

4. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock and Series A Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock and Series A Stock).

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon 10 days’ notice in writing to the Company.

6. Governing Law. This Amendment shall be deemed to be a contract made under the procedural and substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

7. Counterparts. This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, as of the day and year first above written.

VOCUS, INC.

By:	/s/ Stephen Vintz
	Name:	Stephen Vintz
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Amendment to Rights Agreement]

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Mike Nespoli
	Name:	Mike Nespoli
	Title:	Executive Director Relationship Management

[Signature Page to First Amendment to Rights Agreement]